Exhibit 10.23

Rent-A-Center, Inc.
Summary of 2005 Compensation Payable
To Named Executive Officers

      On December 8, 2004, the Compensation Committee of our Board of Directors established the annual base salaries for 2005 (effective as of January 1, 2005) of our named executive officers after a review of performance and competitive market data. In addition, the Compensation Committee authorized the payment of cash bonuses to each of the executive officers in respect of the year ended December 31, 2004. The following table sets forth the 2005 annual base salary and 2004 cash bonus amount for each of our named executive officers (determined by reference to our proxy statement dated April 12, 2004):

Name & Principal Position	2005 Annual Base Salary	2004 Cash Bonus Amount
Mark E. Speese, Chairman of the Board & Chief Executive Officer	$685,000	$142,500
Mitchell E. Fadel, President & Chief Operating Officer	$500,000	$85,500
Robert D. Davis, Senior Vice President — Finance, Treasurer and Chief Financial Officer	$295,000	$47,700
Anthony M. Doll, Executive Vice President — Operations	$251,520	$49,000
Dana F. Goble, Executive Vice President — Operations	$285,668	$47,750
Christopher A. Korst, Senior Vice President — General Counsel and Secretary	$270,600	$34,000

      Also on December 8, 2004, the Compensation Committee adopted a cash bonus program for the 2005 fiscal year. Our named executive officers, other than Mr. Speese, as well as other officers and employees at our corporate office, are eligible to participate in the 2005 bonus program. The 2005 bonus program has not been set forth in a formal plan document. Below is a description of the 2005 bonus program, as adopted by the Compensation Committee.

      The purpose of the 2005 bonus program is to promote the interests of Rent-A-Center and its stockholders by providing key employees with financial rewards upon achievement of specified business objectives, as well as help us attract and retain key employees by providing attractive compensation opportunities linked to performance results.

Bonuses are capped at a certain percentage of the eligible participant’s base salary, with the percentage depending on the individual’s position within Rent-A-Center. Of the maximum cash bonus amount an eligible participant may earn, 40% is contingent on the achievement by Rent-A-Center of a target amount of after tax profit, and the remaining 60% is subject to the achievement of individual goals and objectives, which are set at the beginning of the fiscal year.

The target bonus percentage and maximum bonus amount for each named executive officer (other than Mr. Speese) pursuant to the 2005 bonus program is as follows:

	2005 Target Bonus	Maximum 2005 Bonus
Name & Principal Position	Percentage	Amount[1]
Mitchell E. Fadel, President & Chief Operating Officer	40%	$200,000
Robert D. Davis, Senior Vice President — Finance, Treasurer and Chief Financial Officer	35%	$103,250
Anthony M. Doll, Executive Vice President — Operations	40%	$100,608
Dana F. Goble, Executive Vice President — Operations	40%	$114,267
Christopher A. Korst, Senior Vice President — General Counsel and Secretary	30%	$81,180

1Assumes (1) the after tax profit goal for Rent-A-Center is met and (2) 100% achievement of the individual’s goals and objectives.

      The bonus to be paid to our Chief Executive Officer with respect to the 2005 fiscal year will be determined by the Compensation Committee and recommended to the Board of Directors for approval.

      Payment of bonuses (if any) is normally made in January after the end of the performance period during which the bonuses were earned. In order to be eligible for a bonus under the 2005 Bonus Program, eligible participants must be employed on the date on which bonuses are paid. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.